Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270101

February 28, 2023

PowerSchool Announces Launch of Proposed Secondary Offering

of Class A Common Stock by Selling Stockholders

FOLSOM, CA. – February 28, 2023 – PowerSchool Holdings, Inc. (NYSE: PWSC) (“PowerSchool”), the leading provider of cloud-based software for K-12 education in North America, today announced the commencement of a public offering of its Class A common stock by certain selling stockholders associated with Onex Partners Manager LP and Vista Equity Partners as well as Hardeep Gulati. The selling stockholders are offering 8,700,000 shares of PowerSchool’s Class A common stock pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders intend to grant the underwriters a 30-day option to purchase up to an additional 1,305,000 shares of PowerSchool’s Class A common stock.

PowerSchool will not receive any proceeds from the sale of shares by the selling stockholders, but will bear the costs associated with the sale of such shares, other than any underwriting discounts and commissions.

Goldman Sachs & Co. LLC and Barclays Capital Inc. are acting as joint book-running managers and representatives of the underwriters for the proposed offering.

A shelf registration statement on Form S-3 relating to these securities has been filed with the SEC and became effective upon such filing. The proposed offering will be made only by means of a prospectus supplement and an accompanying prospectus. A copy of the preliminary prospectus supplement relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement relating to the offering may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 888-603-5847 or by emailing Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About PowerSchool

PowerSchool is the leading provider of cloud-based software for K-12 education in North America. Its mission is to power the education ecosystem with unified technology that helps educators and students realize their full potential, in their way. PowerSchool connects students, teachers, administrators, and parents, with the shared goal of improving student outcomes. From the office to the classroom to the home, it helps schools and districts efficiently manage state reporting and related compliance, special education, finance, human resources, talent, registration, attendance, funding, learning, instruction, grading, assessments, and analytics in one unified platform. PowerSchool supports over 50 million students globally and more than 15,000 customers, including over 90 of the top 100 districts by student enrollment in the United States, and sells solutions in over 90 countries.

Note Regarding Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including related to the offering, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including our financial outlook and descriptions of our business plan and strategies. Forward-looking statements are based on PowerSchool management’s beliefs, as well as assumptions made by, and information currently available to, them. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Because forward-looking statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements related to the offering include risks and uncertainties related to the satisfaction of customary closing conditions. Additional risks and uncertainties related to the offering, PowerSchool and our business can be found under the heading “Risk Factors” in the documents of PowerSchool on file with the SEC, including the risk factors discussed throughout the “Risk Factors” section of our Annual Report on Form 10-K filed on February 24, 2023 with the SEC.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information:

Investor Contact: Shane Harrison

PowerSchool

+1 855-707-5100

investor.relations@PowerSchool.com

Media Contact: Beth Keebler

PowerSchool

+ 1 503-702-4230

public.relations@PowerSchool.com